UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 25, 2018

Natural Grocers by Vitamin Cottage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35608	45-5034161
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12612 West Alameda Parkway

Lakewood, Colorado 80228

(Address of principal executive offices) (Zip Code)

(303) 986-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                      Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On May 25, 2018, Vitamin Cottage Natural Food Markets, Inc. (the “Operating Company”), a wholly owned subsidiary of Natural Grocers by Vitamin Cottage, Inc., entered into an Amendment to Customer Distribution Agreement (the “Amendment”) pursuant to which the Customer Distribution Agreement (the “Agreement”) dated as of June 21, 2016 by and among the Operating Company, United Natural Foods, Inc. (“UNFI”) and certain of its wholly owned subsidiaries was amended.

Pursuant to the Amendment, the Operating Company appointed Albert’s Organics (“Albert’s”), a wholly owned subsidiary of UNFI and a party to the Agreement, as the Operating Company’s primary distributor of organic produce products for those Operating Company stores located in 16 states and in a portion of one additional state. The Amendment sets out the terms and conditions, including pricing, pursuant to which the Operating Company will purchase organic produce products from Albert’s. Under the Amendment, Albert’s will pay the Operating Company a transition allowance (the “Transition Allowance”) within 30 days.

In the event the Operating Company’s annual net purchases of Albert’s organic produce products fall below a specified level, Albert’s will have the right to terminate the Amendment, in which case the terms of the Amendment will automatically be deleted from the Agreement. In the event the Amendment is terminated or the Operating Company’s annual net purchases of Albert’s organic produce products fall below a specified level, the Operating Company will be obligated to return a pro rata portion of the Transition Allowance.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2018

Natural Grocers by Vitamin Cottage, Inc.

By:	/s/ Kemper Isely
Name:	Kemper Isely
Title:	Co-President

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